Exhibit 10.1
                                  ------------


                                    AGREEMENT

         This Agreement (the "Agreement") is made and entered into effective as of the 27th day of January 2003, among TELS Corporation, a Utah corporation ("TELS"); Strategic Futures and Options, Inc., a Minnesota corporation and wholly-owned subsidiary of TELS; Dennis D. Postma, and individual ("Postma"); and Keith P. Roland, an individual ("Roland"). The parties to this Agreement are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         WHEREAS, on or about August 16, 2002, the board of directors of SFO adopted resolutions generally stating that in consideration for the services provided to SFO by Postma and Rowland in introducing SFO to TELS and providing assistance in connection with TELS acquisition of SFO (the "Transaction"), SFO would cause TELS to enter into a standard registration rights agreement providing for the registration for resale under the Securities Act of 1933, as amended, at TELS' expense, of the TELS shares to be received in the acquisition by Postma, Ann Postma, Rowland, Jane Rowland and Brewster Diversified Services, Inc.; and

         WHEREAS, TELS has determined that it is not eligible to utilize a Form S-3 registration statement for the resale of such shares and believes the registration of such shares on an alternative form would be unreasonably expensive, particularly in light of the relatively short holding period for such shares under Rule 144; and

         WHEREAS, Roland has agreed to release and relinquish any right he may have to receive compensation from TELS or SFO for finder's services provided to SFO; and

         WHEREAS, Postma has agreed to accept cash compensation from TELS in lieu of such registration rights;

         NOW, THEREFORE, in consideration of the mutual covenants to be performed and benefits to be received hereunder, the parties agree as follows:

         1. Waiver of Rights by Roland. Roland hereby releases and relinquishes any right he may have to receive compensation from TELS or SFO for finder's services rendered in connection with the Transaction.

         2. Payments to Postma. In full consideration for finder's services rendered by Postma in connection with the Transaction, TELS agrees to pay Postma a total of $14,000, which shall be payable in seven equal monthly installments of $2,000 each. The first installment shall be due and payable upon the execution of this Agreement, and subsequent installments shall be due and payable on the fifteenth day of each of the six succeeding calendar months. Such payments shall be delivered to Postma at the address set forth in the "Notices" section of this Agreement below. Any payment not received by Postma within five
(5) days of its due date shall be deemed delinquent and shall cause TELS to be in default in its obligations under this Agreement. Postma hereby accepts such compensation in lieu of registration rights with respect to TELS shares held by Postma, Roland, and their associates, and hereby waives and relinquishes any right he or such associates may have with respect to the registration of such shares.

         3. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if: personally delivered; sent by registered or certified mail, return receipt requested; or sent by express delivery through a nationally recognized company that provides confirmation of delivery; in each case addressed as follows:

                           If to the Corporation or SFO, to:

                                            Ronald G. Wolfbauer, Jr.
                                            President
                                            Strategic Futures and Options, Inc.
                                            1750 Yankee Doodle Road
                                            Eagan, MN 55121

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                           If to Postma, to:

                                            Dennis D. Postma
                                            P.O. Box 668
                                            Pierre, SD 57501

                           If to Roland, to:

                                            Keith P. Roland
                                            4875 Lily Avenue North
                                            Lake Elmo, MN 55042

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date received.

         4. Attorney's Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching Party or Parties shall reimburse the non-breaching Party or Parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

         5. Miscellaneous. The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, transferees and assigns. No Party may assign this Agreement or any rights hereunder to anyone except with the prior written consent of the other Parties. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and may only be modified by a subsequent writing executed by all Parties hereto. If any term, covenant, condition or agreement of this Agreement or the application of it to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant, condition or agreement to persons or circumstances, other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition or agreement of this Agreement shall be valid and shall be enforced to the extent permitted by law. Time is expressly made of the essence of all the provisions of this Agreement. This Agreement shall be interpreted and construed only by the contents hereof, and there shall be no presumption or standard of construction in favor of or against either Seller or Buyer. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the state of Minnesota. The individuals executing this Agreement on behalf of corporate entities represent and warrant that they have the power and authority to do so, and to bind the entities on whose behalf they are executing this Agreement.

         6. Counterparts. This Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original.

         Dated effective as of the date first written above.

  The Company:                              SFO:

  TELS Corporation                          Strategic Futures and Options, Inc.
  A Utah Corporation                        A Minnesota Corporation


  By /s/ Ronald G. Wolfbauer, Jr.           By  /s/ Ronald G. Wolfbauer, Jr.
    -----------------------------              -----------------------------
  Ronald G. Wolfbauer, Jr.                  Ronald G. Wolfbauer, Jr.
  President and CEO                         President and CEO


  Postma:                                   Rowland:

   Dennis D. Postma                         /s/ Keith P. Rowland
  -----------------                         ----------------------
  Dennis D. Postma                          Keith P. Rowland
  An Individual                             An Individual



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